Exhibit 99.4

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS

THREE MONTHS ENDED MARCH 31, 2020 AND 2019

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets
Cash	$887	$1,009
Prepaid expenses and other current assets	5,116	3,741

Total current assets	6,003	4,750
Fixed assets, net	309	274
Other assets	147	90
Operating lease right-of-use assets	533	87

Total assets	$6,992	$5,201

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,659	$3,539
Accrued expenses	2,527	2,259
Operating lease liability, current	209	97

Total current liabilities	4,395	5,895
Operating lease liability, noncurrent	341	—

Total liabilities	4,736	5,895

Commitments (See Note 10)
Stockholder’s equity (deficit)
Common stock, 5,000 shares authorized;100 shares issued and outstanding, par value $0.01	1	1
Additional paid-in capital	32,061	22,437
Accumulated deficit	(29,806)	(23,132)

Total stockholder’s equity (deficit)	2,256	(694)

Total liabilities and stockholder’s equity	$6,992	$5,201

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(In thousands)

(Unaudited)

	March 31, 2020	March 31, 2019
Revenue	$—	$—

Operating expenses:
Research and development	5,007	4,222
General and administrative	1,667	502

Total operating expenses	6,674	4,724

Loss from operations	(6,674)	(4,724)

Other income	—	—

Net Loss	$(6,674)	$(4,724)

Total Comprehensive Loss	$(6,674)	$(4,724)

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDER’S EQUITY (DEFICIT)

THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(In thousands, except share data)

(Unaudited)

	Common		Additional paid in capital	Accumulated deficit	Total
	Shares	Amount
Balance as of December 31, 2018	100	$1	$2,913	$—	$2,914
Stock-based compensation expense	—	—	34	—	34
Capital contributions from related party (See Note 11)	—	—	3,000	—	3,000
Net loss	—	—	—	(4,724)	(4,724)

Balance as of March 31, 2019	100	1	5,947	(4,724)	1,224

Balance as of December 31, 2019	100	1	22,437	(23,132)	(694)
Stock-based compensation expense	—	—	29	—	29
Capital contributions from related party (See Note 11)	—	—	9,595	—	9,595
Net loss	—	—	—	(6,674)	(6,674)

Balance as of March 31, 2020	100	$1	$32,061	$(29,806)	$2,256

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(In thousands)

(Unaudited)

	March 31, 2020	March 31, 2019
Cash flows used in operating activities
Net loss	$(6,674)	$(4,724)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	29	34
Depreciation	23	19
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(11)	(837)
Accounts payable	(2,524)	23
Accrued expenses	230	(353)
Right-of-use assets	9	18
Operating lease liabilities	(2)	(4)
Other assets	(1)	9

Net cash used in operating activities	(8,921)	(5,815)

Cash flows used in investing activities
Purchase of equipment	(58)	(15)
Merger transaction costs	(720)	—

Net cash used in investing activities	(778)	(15)

Cash flows provided by financing activities
Capital contribution, related party—Series A Preferred Unit proceeds	—	3,000
Capital contributions, related party—Series B Bridge Unit proceeds	6,595	—
Capital contributions, related party—Second Series B Bridge Unit proceeds	3,000	—
Offering costs	(18)	—

Net cash provided by financing activities	9,577	3,000

Net decrease in cash and restricted cash equivalents	(122)	(2,830)
Cash and restricted cash equivalents, beginning of period	1,009	4,396

Cash and restricted cash equivalents, end of period	$887	$1,566

Supplemental disclosure of non-cash investing and financing activities:
Offering costs included in accounts payable and accrued expenses	$38	$—
Merger transaction costs included in accounts payable and accrued expenses	$644	$—
Leased assets obtained in exchange for new operating lease liabilities	$448	$—
Payments for leasehold improvements on right-of-use assets included in operating lease liability, current	$7	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

(1)	Organization, Nature of the Business and Basis of Presentation

Chondrial Therapeutics, Inc. (“Chondrial Inc.”), a Delaware corporation, was formed on November 22, 2016, as a wholly owned subsidiary of Chondrial Therapeutics Holdings, LLC (“Holdings”). Holdings was also formed on November 22, 2016, in the state of Delaware as a limited liability company (“LLC”). Chondrial Therapeutics, LLC (“Old Chondrial”), an Indiana LLC, was formed on September 4, 2013.

On November 30, 2016 (the “Transaction Date”), Old Chondrial filed a certificate of conversion in the state of Delaware, pursuant to which it changed its name to Chondrial Therapeutics IP, LLC (“IP LLC”), a Delaware LLC, and became another wholly owned subsidiary of Holdings. On the Transaction Date, the members of Old Chondrial contributed their member units to Holdings in exchange for Common Units in Holdings (the “Transaction”). As of the Transaction Date, Old Chondrial had limited assets, primarily consisting of an option agreement to license technology (see Note 10) from two institutions for use in the treatment of a mitochondrial disorder. IP LLC holds the Company’s material patents and intellectual property license agreements. On December 31, 2018, the membership units of IP LLC were contributed by Holdings to Chondrial Inc. and IP LLC became a wholly-owned subsidiary of Chondrial Inc. (collectively, “the Company” or “Chondrial”).

The Company is a clinical stage biopharmaceutical company leveraging its proprietary knowledge to develop a therapeutic treatment for mitochondrial disorders which currently have no cure. The Company has focused on Friedreich’s Ataxia, which is a progressive disease that affects multiple body systems, particularly the brain and heart. CTI-1601, the Company’s lead product candidate, utilizes a cell penetrant peptide to deliver frataxin, the protein deficient in Friedreich’s Ataxia, to the mitochondria where it is believed to be processed into mature frataxin and becomes active in mitochondrial metabolism. In July 2017, the Company received orphan drug designation for CTI-1601 from the Food and Drug Administration (“FDA”). This makes CTI-1601 eligible for orphan product exclusivity lasting seven years starting at FDA approval.

On October 25, 2019, the FDA informed the Company that it may proceed with its clinical investigation for the treatment of Friedreich’s Ataxia with CTI-1601 and on November 20, 2019, the Company was granted Fast Track Designation for CTI-1601. Fast Track Designation is designed to facilitate the development of, and expedite the review of, drugs to treat serious conditions and fill unmet medical needs, the purpose being to make important new drugs available to patients earlier. On December 5, 2019, the FDA granted the Company designation for CTI-1601 as a drug for a rare pediatric disease, and that same month, the Company dosed its first human patient in its Phase 1 clinical trial (see Note 2 Other Risks and Uncertainties) ..

On December 17, 2019 the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Zordich Merger Sub, Inc., (“Merger Sub”) a wholly owned subsidiary of Zafgen, Inc. (“Zafgen”), a publicly traded company on the NASDAQ exchange. Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub at the effective time of the merger, with the Company continuing after the merger as the surviving company (the “Merger”). Holdings, in its capacity as the sole stockholder of Chondrial Inc., has approved the Merger Agreement by written consent. The Zafgen board of directors unanimously approved the Merger Agreement and the related transactions and the requisite stockholder approval was obtained at the May 28, 2020 Zafgen shareholders meeting. Accordingly, the Merger closed on May 28, 2020 and the combined companies became Larimar Therapeutics, Inc. The Company’s shareholders owned approximately 66% of the outstanding common stock following the Merger (see Note 12).

Basis of Presentation

The condensed consolidated financial statements include the accounts of Chondrial Inc. and its wholly owned subsidiary, IP LLC. All intercompany balances and transactions have been eliminated. The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Unaudited Interim Financial Information

The condensed consolidated balance sheet as of December 31, 2019 was derived from the Company’s audited financial statements, but does not include all disclosures required by GAAP. The accompanying unaudited condensed consolidated financial statements as of March 31, 2020 and for the three months ended March 31, 2020 and 2019, have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2019. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the Company’s condensed consolidated financial position as of March 31, 2020 and condensed consolidated results of operations and cash flows for the three months ended March 31, 2020 and 2019 have been made. The results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2020.

(2)	Liquidity and Other Risks and Uncertainties

Liquidity

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

From its inception through March 31, 2020, the Company has received funding from Holdings which originated from Holdings sale of Series A Preferred Units and Series B convertible preferred units to Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P., Deerfield Health Innovations Fund, L.P. (together the “Deerfield Funds”) and certain other purchasers. The Company has incurred recurring losses since its inception, including net losses of $6.7 million and $4.7 million during the three months ended March 31, 2020 and 2019, respectively. In addition, as of March 31, 2020, the Company had an accumulated deficit of $29.8 million.

The Company expects to continue to generate operating losses for the foreseeable future. The additional funding through Holding’s Second Series B Bridge Unit Purchase Agreement entered into in January 2020 (see Note 11) funded operations until the completion of the Merger. The Merger was completed on May 28, 2020 which, upon closing, provided incremental net cash of approximately $40.0 million concurrent with a private placement which provided additional net proceeds of $75.5 million (see Notes 1 and 12). The Company believes that, based on its current operating plan, its cash, cash equivalents and marketable securities as of the filing date will enable it to fund operations for at least twelve months from the issuance of these interim financial statements.

Until such time, if ever, as the Company can generate substantial revenue, the Company expects to seek additional funding through equity financings, debt financings, or other capital sources, which may include collaborations with other companies, government funding arrangements or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into collaborations or other arrangements. The terms of any financing may adversely affect the holdings or rights of the Company’s stockholders. If the Company is unable to obtain additional funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which would adversely affect its business, or the Company may be unable to continue operations.

Other Risks and Uncertainties

The Company is currently evaluating CTI-1601 in a single ascending dose (referred to as “SAD”) Phase 1 clinical trial in patients with Friedreich’s Ataxia. The first two cohorts of patients have completed the SAD clinical trial; however, due to the continued impact of coronavirus (referred to as “COVID-19”), the Company has delayed initiation of the next cohort in the SAD clinical trial. The Company is conducting the clinical trial at one clinical trial site. Because Friedreich’s Ataxia is a rare disease, there are a limited number of patients in close proximity to the clinical trial site and clinical trial patients travel from throughout the United States to the clinical trial site to participate. The travel advisories and risk of infection related to COVID-19 have presented increased risks to patients traveling to the Company’s clinical trial site for dosing. Due to the uncertainty surrounding COVID-19, the Company cannot estimate when the next cohort of patients will begin the clinical trial. While top line results from the SAD and the planned multiple ascending dose (referred to as “MAD”) clinical trials were originally expected by the end of 2020, the delay in the clinical trial timeline caused by the ongoing impact of COVID-19 resulted in top line results being expected in the first half of 2021.

(3)	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual of research and development expense and valuation of stock-based awards. Actual results could differ from those estimates.

Recently Issued and Adopted Accounting Pronouncements

In June 2016 the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13. This standard requires entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings and report credit losses using an expected losses model rather than the incurred losses model that was previously used, and establishes additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, the standard now requires allowances to be recorded instead of reducing the amortized cost of the investment. This standard limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and requires the reversal of previously recognized credit losses if fair value increases. The Company adopted the standard on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

In August 2018 the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This standard modifies certain disclosure requirements on fair value measurements. This standard became effective for the Company on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s disclosures.

(4)	Fair Value Measurements

The Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2020 and December 31, 2019 are measured in accordance with the standards of ASC 820, Fair Value Measurements and Disclosures, which establishes a three-level valuation hierarchy for measuring fair value and expands financial statement disclosures about fair value measurements. The valuation hierarchy is based on upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level – 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level – 2	Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level – 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s cash is carried at fair value and is comprised of a checking account and money market account which totaled $0.9 million and $1.0 million at March 31, 2020 and December 31, 2019, respectively, and are classified as Level 1 investments.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable and accrued liabilities. For accounts payable and accrued liabilities, the carrying amounts of these financial instruments as of March 31, 2020 and December 31, 2019 were considered representative of their fair values due to their short term to maturity.

(5)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	March 31, 2020	December 31, 2019
	(In thousands)
Prepaid research and development expenses	$3,573	$3,099
Capitalized transaction costs	1,364	419
Other prepaid expenses and other current assets	93	65
Research and development tax credit sale receivable	—	82
Payroll tax receivable	86	76

	$5,116	$3,741

Capitalized transaction costs as of March 31, 2020 and December 31, 2019, consists of capitalized legal and proxy fees incurred by the Company, related to the Merger. These costs will be included in the purchase price allocation when accounting for the Merger. In the event the Merger Agreement is terminated, such costs will be expensed in the period in which such termination occurs.

(6)	Fixed Assets, net

Fixed assets, net consisted of the following:

	Useful Life	March 31, 2020	December 31, 2019
		(In thousands)
Computer equipment	5 years	$14	$14
Lab equipment	5 years	389	389
Furniture and fixtures	7 years	108	50

		511	453
Less: Accumulated depreciation		(202)	(179)

		$309	$274

Depreciation expense during the three months ended March 31, 2020 and 2019 were less than $0.1 million.

(7)	Accrued Expenses

Accrued expenses consisted of the following:

	March 31, 2020	December 31, 2019
	(In thousands)
Accrued expenses – research and development	$830	$1,295
Accrued expenses – professional services	1,437	337
Accrued bonuses	164	508
Accrued payroll and related expense	96	119

	$2,527	$2,259

(8)	Stockholders’ Equity

On November 22, 2016, Holdings purchased 100 shares of the Company’s common stock, par value of $0.01 per share for proceeds of $1.00. The Company has 5,000 common shares authorized for issuance.

See Note 11 for related party transactions and capital contributions associated with Holdings funding of the Company.

Restricted Common Units

In November 2016, Holdings granted 123,853 restricted Common Units to its Chief Scientific Officer with an aggregate grant date fair value of approximately $0.5 million. Thirty percent (30%) of the award vested upon issuance with the remaining seventy percent (70%) vesting ratably over the next 48 months as long as services were continued to be provided as stipulated in the consulting agreement. The Company has recognized compensation expense of less than $0.1 million on a graded vesting basis in research and development expense during each of the three months ended March 31, 2020 and March 31, 2019. As of March 31, 2020, the Company expects to recognize less than $0.1 million over the remaining eight month vesting period. In accordance with Topic 718, Compensation—Stock Compensation, the Company has recorded costs incurred as stock-based compensation with a corresponding capital contribution from Holdings as such employees are working on behalf of the Company.

Common Unit Options

Under the 2016 Equity Incentive Plan adopted by Holdings on November 30, 2016 (the “2016 Equity Incentive Plan”), the Board of Managers or committee thereof was authorized to issue 122,133 Common Units or combination of Common Units, Common Unit options or profit interest units. On March 23, 2018, the Board of Managers increased the number of Common Units reserved for grant and issuance pursuant to the 2016 Equity Incentive Plan from 122,133 to 138,133 and on April 29, 2019 increased the number of Common Units reserved for grant and issuance pursuant to the 2016 Equity Incentive Plan by an additional 101,500 to 239,633.

During the three months ended March 31, 2020 and 2019, Holdings did not issue options to purchase Common Units to employees of the Company.

The Company has recorded costs incurred as stock-based compensation with a corresponding capital contribution from Holdings. Total stock-based expense associated with Common Unit options and restricted Common Units was reflected in the Statement of Operations and consisted of the follow:

	March 31, 2020	March 31, 2019
	(In thousands)
Research and development	$12	$19
General and administrative	17	15

	$29	$34

Unrecognized compensation expense related to non-vested employee Common Unit options was less than $0.1 million as of March 31, 2020. Such compensation expense is expected to be recognized over a weighted-average period of 1.5 years.

(9)	Retirement Plan

Effective January 1, 2019, the Company adopted the Chondrial Therapeutics, Inc. 401(k) Plan (the “Chondrial 401(k)”). The Chondrial 401(k) is a safe harbor plan whereby the Company matches 100% of employee contributions up to the first 4% of employee pay contributed to the plan via salary deferral and all such company matching contributions are immediately vested.

During the three months ended March 31, 2020 and 2019, the Company recognized less than $0.1 million of expense related to its contributions.

(10)	Commitments

Intellectual Property Licenses

Old Chondrial entered into an Option Agreement dated February 14, 2014 with Wake Forest University Health Sciences (“WFUHS”) and Indiana University Research and Technology Corporation (“IURTC”) which provided a non-transferable, worldwide exclusive option (the “Option”) to license certain patent rights regarding technology for the use in the treatment of Friedreich’s Ataxia. The Option could be exercised during a period extending 18 months from February 14, 2014. As consideration for the rights granted under the Option Agreement, Holdings agreed that upon exercise of the Option, it would grant WFUHS 4.0% and IURTC 1.0% of the equity of Holdings on a fully diluted basis.

On July 30, 2015, Old Chondrial informed WFUHS and IURTC of its intent to exercise the Option and on November 30, 2016, the Company entered into separate License Agreements with both WFUHS and IURTC. Such agreements provide for a transferable, worldwide license to certain patent rights regarding technology for the use in the diagnosis, treatment, or prevention of mitochondrial diseases, including without limitation Friedreich’s Ataxia (pursuant to the IURTC license) and for the use in the diagnosis, treatment or prevention of any disease that benefits from the treatment with TAT-Frataxin, including without limitation Friedreich’s Ataxia (pursuant to the WFUHS license) for the respective patent periods (together “Licensed Product”). In addition, the agreements provide full rights to sublicense through multiple tiers of sub licensees any and all such rights.

Pursuant to the terms of the Option Agreement, upon exercise of the Option and the entering into formal License Agreements, Holdings issued 14,622 Common Units to WFUHS and 3,647 Common Units to IURTC. In partial consideration for the right and license granted under these agreements, the

Company will pay each of WFUHS and IURTC a royalty of a low single digit percentage of net sales of the Licensed Products depending on whether there is a valid patent covering the Licensed Products. As additional consideration for these agreements, the Company is obligated to pay each of WFUHS and IURTC certain milestone payments of up to $2.2 million in the aggregate upon the achievement of certain developmental milestones, commencing on the enrollment of the first patient in a Phase 1 clinical trial. The Company will also pay each of WFUHS and IURTC sublicensing fees ranging from a high-single digit to a low double-digit percentage of sublicense consideration depending on the Company’s achievement of certain regulatory milestones as of the time of receipt of the sublicense consideration. The Company is also obligated to reimburse WFUHS and IURTC for patent-related expenses. In the event that the Company disputes the validity of any of the licensed patents, the royalty rate would be tripled during such dispute.

In the event that the Company is required to pay IURTC consideration, then the Company may deduct 20% of such IURTC consideration on a dollar-for-dollar basis from the consideration due to WFUHS. In the event that the Company is required to pay WFUHS consideration, then the Company may deduct 60% of such WFUHS consideration on a dollar-for-dollar basis from the consideration due to IURTC, as amended on August 16, 2019, as described below.

In December 2019, the Company recognized milestone expenses of less than $0.1 million, after taking into account the potential deductions indicated above. During the three months ended March 31, 2020 and 2019, no milestones were achieved and no expense was recognized. The Company is required to utilize commercially reasonable efforts to bring the Licensed Products to market through the exploitation of the licensed patents and commercialization of the Licensed Products. Additionally, the Company is required to have at least two full-time equivalent employees working on the development, manufacturing and marketing of the Licensed Products within the 12-month period following the effective date and each subsequent year thereafter. The Company is also required to enroll the first patient in the first Phase I (or its non-U.S. equivalent) clinical trial of Licensed Product within 30 months of the effective date and to enroll the first patient in the first Phase II (or its non-US equivalent) clinical trial of a Licensed Product within 60 months of the effective date as amended on August 16, 2019, as described below.

In addition, under the IURTC License Agreement, the Company has a non-transferable, exclusive option to negotiate in good faith for a royalty-bearing, worldwide, exclusive license (including the right to sublicense) to certain new inventions that may be developed by Indiana University pursuant to a sponsored research agreement between Indiana University and the Company for research conducted in an Indiana Laboratory for a period of six months from IURTC disclosure of such invention to the Company.

Both agreements continue from their effective date through the last to expire of the licensed patents unless earlier terminated. Either party may terminate upon 60 days written notice if there is a material breach of the terms of the license that has not been cured within such 60-day period. IURTC and WFUHS may terminate the license if at any time the Company ceases to carry required Director’s and Officer’s insurance coverage, ceases to have at least one employee or consultant who is devoting at least 20 hours a week to the affairs of the Company or in the event the Company files for bankruptcy or is insolvent. The Company may terminate the licenses with or without cause on 30 day’s written notice to WFUHS and 60 day’s written notice to IURTC.

The Company may assign the WFUHS license to an affiliate or in conjunction with the sale of the business but may not assign the licenses to another third-party without prior written consent. The Company may assign the IURTC license to an affiliate or a third party as long as the Company is not in breach of the license at the time of assignment, the successor is not materially insolvent and the successor agrees in writing to assume all obligations and liabilities of the Company to IURTC.

On August 16, 2019, the Company entered into a First Amendment of its License Agreement with IURTC. The First Amendment transfers all rights and obligations under the License Agreement to the Trustees of Indiana University (“IU”) and releases IURTC from all liability and obligations under the License Agreement which arose before or after the First Amendment effective date. The First Amendment also expanded the definition of Licensed Patents and expanded the option to license additional technologies developed by IU. The date by which the Company was required to enroll the first patient in a Phase I clinical trial of licensed product was extended to June 30, 2020 and the date by which the Company is required to enroll the first patient in a Phase II clinical trial of licensed product was extended to June 30, 2022. Additionally, it added milestone payments aggregating up to less than $0.1 million upon the issuance of a U.S. Patent and up to less than $0.1 million upon the issuance of certain ex-US patents. It reduced the amount the Company may deduct from consideration payable to IU for payments made to WFUHS from 80% to 60%. The Company also agreed to pay to IU a minimum annual royalty of less than $0.1 million per annum starting the 2020 calendar year for the term of the agreement. During the three months ended March 31, 2020 and 2019, no expense was recognized in relation to the first amendment of its license agreement. Pursuant to amendments to extend these dates, the Company is in compliance with each of the above noted requirements as of March 31, 2020.

Leases

On August 8, 2019, the Company entered into an operating lease for office space in Bala Cynwyd, Pennsylvania, effective as of December 15, 2019 for a period of three years and six months with an option to extend the lease for three additional years. Due to required tenant improvements to be completed by the landlord, the Company did not take possession of the leased property and the lease term commenced on February 15, 2020. In the quarter ended March 31, 2020, the Company recorded operating lease right-of-use asset and operating lease liability of $0.4 million.

On November 5, 2018 the Company entered into an operating lease for office and lab space in Philadelphia, Pennsylvania, effective as of January 1, 2019 and expiring on December 31, 2020 with an option to extend the lease for two additional years.

Expense arising from operating leases were less than $0.1 million during the three-month periods ended March 31, 2020 and March 31, 2019. For operating leases, the weighted-average remaining lease term for leases at March 31, 2020 and December 31, 2019 was 3.05 and 3.30 years, respectively. For operating leases, the weighted average discount rate for leases at March 31, 2020 and December 31, 2019 was 12.0%. The Company has not entered into any financing leases.

Maturities of lease liabilities due under these lease agreements as of March 31, 2020 are as follows:

Year Ended December 31,	(In thousands)
2020 (April – December)	$217
2021	164
2022	167
2023	99

Total lease payments	647
Less imputed interest	(97)

Present value of lease liabilities	$550

(11)	Related Party Transactions

In November 2016, the Company entered into a consulting agreement with R. Mark Payne, M.D. to serve in the capacity of Chief Scientific Officer. Dr. Payne was a director of the Company at that time, a full-time employee of IU and one of the inventors of the licensed IU intellectual property, and as such is entitled to a certain share of the revenues received by IU under the IURTC License. Pursuant to the terms of his consulting agreement the Company agreed to pay Dr. Payne $0.1 million per year over the term of the agreement and granted Dr. Payne 123,853 restricted Common Units in Holdings of which 30% was associated with the Transaction and expensed as research and development in 2016 and the remaining 70% associated with future services (see Note 8) vesting ratably over the next 48 months. The consulting agreement has a four-year term, subject to earlier termination. During the three months ended March 31, 2020 and March 31, 2019, the Company recognized less than $0.1 million, related to this consulting agreement, recorded as research and development expense in the Statement of Operations.

The funding to the Company originated from Holdings sale of Series A Preferred Units and Series B convertible preferred units to the Deerfield Funds, and certain other purchasers, from inception through March 31, 2020 and the contribution of the proceeds received by Holdings on such sales to the Company in order to fund the Company’s operations.

Under a November 30, 2016 Series A Preferred Unit Purchase Agreement, as amended on September 8, 2017, November 15, 2017, November 14, 2018 and April 29, 2019, Holdings sold an aggregate of 1,780,000 Series A Preferred Units at a purchase price of $20.00 per unit for gross proceeds of $35.6 million. Of the aggregate Series A Preferred Units sold, 604,333 Series A Preferred Units were sold during the year-ended December 31, 2018 for aggregate gross proceeds of $12.1 million and 799,779 Series A Preferred Units were sold during the year-ended December 31, 2019 for aggregate gross proceeds of $16.0 million.

On November 21, 2019 (as amended on December 20, 2019), Holdings entered into a Second Amended and Restated LLC Agreement and entered into a Series B Bridge Unit Purchase Agreement with the Deerfield Funds and certain other purchasers to sell up to 2,004 Series B convertible preferred units (“Series B Bridge Units”) at a purchase price of $5,000.00 per unit for gross proceeds of up to $10.0 million. On November 21, 2019, Holdings sold 681 Series B Bridge Units for aggregate gross proceeds of approximately $3.4 million which were immediately contributed to the Company. On December 20, 2019 Holdings sold 666 Series B Bridge Units from the second closing for aggregate gross proceeds of approximately $3.3 million which was later contributed to the Company during the three months ended March 31, 2020. On January 15, 2020, Holdings sold the final 657 Series B Bridge Units available for sale under the Series B Bridge Unit Purchase Agreement for gross proceeds of approximately $3.3 million and contributed such amount to the Company.

On January 16, 2020, Holdings entered into a Third Amended and Restated LLC Agreement and entered into a Second Series B Bridge Unit Purchase Agreement with the Deerfield Funds and certain other purchasers to sell up to 3,000 Second Series B convertible preferred units (“Second Series B Bridge Units”) at a purchase price of $5,000.00 per unit, for gross proceeds of up to $15.0 million. Amounts raised by Holdings pursuant to the sale of Series B Bridge Units will be utilized to fund the Company. On February 26, 2020, Holdings sold 600 Second Series B Bridge Units for gross proceeds of approximately $3.0 million and contributed such amount to the Company.

During the three months ended March 31, 2020 and the year December 31, 2019, Holdings provided the Company non-interest bearing, permanent funding from the above Series A and Series B preferred unit transactions, totaling $9.6 million and $19.4 million, respectively, which has been recorded as capital contributions with the balance of combined equity and additional paid in capital on the condensed consolidated balance sheets and condensed consolidated statements of changes in stockholders’ equity (deficit) for each respective period.

(12)	Subsequent Events

For its condensed consolidated financial statements as of March 31, 2020 and for the quarter then ended, the Company evaluated subsequent events through June 26, 2020, the date on which those Condensed Consolidated financial statements were issued.

On April 10, 2020, Holdings sold 400 Second Series B Bridge Units for gross proceeds of approximately $2.0 million and contributed such amount to the Company.

On May 7, 2020, Holdings sold 800 Second Series B Bridge Units for gross proceeds of approximately $4.0 million and contributed such amount to the Company.

On May 28, 2020, the Company, Zafgen, and Merger Sub completed their merger transaction pursuant to the Merger Agreement with the Company becoming a wholly-owned subsidiary and the surviving corporation. As a result, Zafgen issued 6,091,250 million shares of common stock, after giving effect to the Reverse Stock Split described below, to the sole stockholder of the Company, Holdings, in exchange for common shares of the Company.

For accounting purposes, the Company is considered to be acquiring Zafgen which was determined based upon the terms of the Merger Agreement and other factors including: (i) Chondrial security holders own approximately 66% of the voting interests of the combined company immediately following the closing of the merger; (ii) directors appointed by Chondrial hold a majority of board seats in the combined company; and (iii) Chondrial management holds a majority of the key positions in the management of the combined company. Immediately following the closing of the Merger, Zafgen effected a 1-for-12 reverse stock split of the Zafgen Common Stock (the “Reverse Stock Split”) and changed its name to Larimar Therapeutics, Inc. (“Larimar”). Immediately following the close of the Merger and after giving effect for the merger there were approximately 9.2 million shares of the Company’s Common stock outstanding. In addition, pursuant to the terms of the Merger Agreement, Zafgen assumed all outstanding stock options to purchase shares of Holdings Common Units at the closing of the Merger. At the closing of the Merger, such stock options became options to purchase an aggregate of 330,818 shares of Zafgen Common Stock, after giving effect to the Reverse Stock Split.

The Merger will be accounted for as a reverse acquisition under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). As a result, upon consummation, the assets and liabilities of the Company will be recorded at their pre-combination carrying amounts and the Company’s historical financial statements will become the financial statements of the combined company with the assets acquired of Zafgen being recorded at their fair values on the acquisition date.

On May 29, 2020, Larimar Therapeutics, Inc. entered into a Securities Purchase Agreement with certain accredited investors (the “Purchasers”) for the sale by the Company in a private placement (the “Private Placement”) of 6,105,359 shares of the Company’s common stock, par value $0.001 per share ( “Common Stock”) and pre-funded warrants to purchase an aggregate of 628,403 shares of the Company’s Common Stock ( “Pre-Funded Warrants”), for a price of $11.88 per share of Common Stock and $11.87 per Pre-Funded Warrant. The Pre-Funded Warrants will be immediately exercisable at an exercise price of $0.01 and will be exercisable indefinitely. The Purchasers may exercise the Pre-Funded Warrants on a cashless basis in the event that there is no effective registration statement covering the resale of the shares of Common Stock underlying the Pre-Funded Warrants (the “Warrant Shares”) on the date in which the Company is required to deliver the shares.

The Private Placement closed on June 1, 2020. The aggregate gross proceeds for the issuance and sale of the Shares and Pre-Funded Warrants were $80.0 million and, after deducting certain of the Company’s expenses, the net proceeds received by the Company in the Private Placement were $75.5 million. The Company intends to use the net proceeds from the Private Placement for research and development of the Company’s product candidates, working capital and general corporate purposes.